Exhibit 99.1

NEWS RELEASE	C2010-05
DST Systems, Inc. 333 West 11th Street Kansas City, MO 64105-1594 NYSE Symbol: DST	Contact: Thomas A. McDonnell (816) 435-8684 Chief Executive Officer Kenneth V. Hager (816) 435-8603 Vice President and Chief Financial Officer

FOR IMMEDIATE RELEASE – April 21, 2010	Page 1

DST SYSTEMS, INC. ANNOUNCES FIRST QUARTER 2010
FINANCIAL RESULTS

KANSAS CITY, MO (April 21, 2010) – Consolidated net income for DST Systems, Inc. (NYSE: DST) was $76.9 million ($1.58 per diluted share) for first quarter 2010 compared to $73.2 million ($1.47 per diluted share) for first quarter 2009. Taking into account certain non-GAAP adjustments explained herein, consolidated net income was $53.8 million ($1.11 per diluted share) for first quarter 2010 compared to $41.6 million ($0.83 per diluted share) for first quarter 2009.

The diluted EPS impact of non-GAAP adjustments for first quarter 2010 is summarized as follows:

Reported GAAP diluted EPS	$1.58
Termination benefit expenses related to reduction in workforce	0.15
Net gains on securities and other investments	(0.48)
Dividend from a private equity investment	(0.15)
Loss on extinguishment of senior convertible debentures	0.01
Adjusted Non-GAAP diluted EPS	$1.11

First quarter 2010 financial and operational highlights were as follows:

•
Consolidated operating revenues (excluding out-of-pocket reimbursements) increased $13.8 million or 3.5% to $409.4 million as compared to first quarter 2009. Financial Services operating revenues were $15.7 million or 5.9% higher in first quarter 2010 as compared to first quarter 2009. Absent $26.0 million of net incremental operating revenues resulting from the consolidation of Argus, Financial Services operating revenues decreased $10.3 million or 3.9% during first quarter 2010 as compared to the same period in 2009.

•
Total mutual fund shareowner accounts serviced at March 31, 2010 increased by 1.0 million accounts or 0.8% from December 31, 2009 to 122.1 million accounts. Registered accounts and subaccounts serviced at March 31, 2010 were 107.0 million and 15.1 million, respectively. Registered accounts decreased 2.9 million or 2.6%, and subaccounts increased 3.9 million or 34.8% from December 31, 2009. Account growth of existing clients totaled 1.3 million, or 1.1%, during the three months ended March 31, 2010.

•	Consolidated income from operations decreased $6.1 million or 8.2% to $68.3 million as compared to first quarter 2009. Taking into account termination benefit expenses in first quarter

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2010, income from operations increased $5.7 million or 7.7% as compared to first quarter 2009. Lower operating expenses at Output Solutions primarily accounted for the increase.

•	Equity in earnings of unconsolidated affiliates increased $2.6 million or 45.6% to $8.3 million as compared to first quarter 2009 attributable to higher equity in earnings of IFDS.

•
Taking into account non-GAAP adjustments affecting both first quarter 2010 and 2009 results, other income was $8.5 million in first quarter 2010, an increase of $6.9 million as compared to first quarter 2009. On this basis, the increase in other income is derived from increased unrealized appreciation on trading securities (the effect of which is offset as increased deferred compensation costs included in costs and expenses in the Financial Services Segment) and the absence of accounts receivable securitization program fees which are being recorded as interest expense in 2010.

•
The Company’s income tax rate was 36.5% in first quarter 2010 as compared to 14.6% in first quarter 2009. During first quarter 2010, the Company's income tax rate included a benefit for a dividend received deduction on an $8.3 million cash dividend received from a private equity investment. During first quarter 2009, DST recorded a $41.7 million gain on the purchase of the remaining 50% equity interest in Argus with no related income tax expense and recorded an income tax benefit of $5.7 million resulting from a reduction in income tax liabilities principally associated with the completion of an IRS examination in February 2009. Taking into account non-GAAP adjustments affecting both first quarter 2010 and 2009 results, the Company's income tax rate was 38.2% for first quarter 2010 as compared to 41.5% for first quarter 2009. On this basis, the decrease in the Company's income tax rate in 2010 is attributable to lower levels of international operating losses requiring valuation allowances during 2010 and higher utilization of foreign tax credits in 2010.

•
On January 29, 2010, DST began implementing a plan to reduce its workforce by approximately 7% in 2010. When fully implemented, the Company anticipates a reduction in annual pre-tax operating costs of approximately $67.0 million. As a result of this workforce reduction, the Company anticipates a $21.0 million pre-tax charge in 2010 for the payment of related termination benefits. The Company incurred $11.8 million of termination benefit expenses in the first quarter of 2010, and expects approximately $7.0 million of related expenses in second quarter 2010, with the remaining charges occurring throughout the remainder of 2010. The Company is approximately 50% complete with the workforce reduction plan as of March 31, 2010.

•
In April 2010, a significant Output Solutions telecommunications customer, representing approximately 6.6% of 2009 annual Output Solutions operating revenues, provided notice of its intent to terminate its contract and internalize its bill production in its existing facilities. The termination, which is expected to occur in May 2010, is expected to result in a contract termination payment of approximately $63 million. The Company will incur charges of approximately $4 million to $6 million for employee severance and asset impairment charges resulting from the termination. The Company expects to record in the second quarter of 2010 a net pre-tax gain of approximately $57 million to $59 million related to the contract termination.

FOR IMMEDIATE RELEASE – April 21, 2010	Page 3

Debt activity during first quarter 2010 was as follows:

•
On April 16, 2010, DST closed on a new $600 million revolving syndicated bank facility which runs through July 1, 2013 to replace its existing revolving facility that was scheduled to expire on July 1, 2010. The terms of the facility are in most material respects similar to the facility being replaced, although the interest rate spreads were increased to reflect current market conditions. The new facility has covenants and events of default similar to the existing facility. Had the new facility been in place on January 1, 2010, interest expense would have been approximately $3.0 million higher in first quarter 2010.

•
Under new authoritative accounting guidance adopted on January 1, 2010, the Company recorded accounts receivable transferred under the Company’s accounts receivable securitization program as an asset on the balance sheet and recorded the proceeds from such transfers as debt. The adoption of this accounting guidance increased debt by $125 million from December 31, 2009.

•
During first quarter 2010, the Company repurchased approximately $28.5 million in principal amount of the 4.125% Series A senior convertible debentures. In early April 2010, the Company repurchased an additional $8.0 million in principal amount of the 4.125% Series A senior convertible debentures funded by the unanticipated private equity dividend. There are $115.3 million of Series A convertible debentures currently outstanding.

Share-related activity during first quarter 2010 was as follows:

•
The Company had 46.8 million shares of common stock outstanding at March 31, 2010. During first quarter 2010, the Company repurchased 2.1 million shares of DST common stock for $84.9 million or approximately $40.43 per share. At March 31, 2010, there were approximately 164,000 shares remaining under the existing share repurchase authorization plan. An additional 110,000 shares of common stock were repurchased in late March 2010, but settled in early April 2010 for $4.6 million or approximately $41.82 per share. Of the total share repurchases, 1.0 million shares were purchased in anticipation of the Output Solutions client termination payment.

•
Diluted shares outstanding for first quarter 2010 were 48.7 million shares, a decrease of 1.2 million shares or 2.4% from first quarter 2009, and a decrease of 1.1 million shares or 2.2% from fourth quarter 2009. The decrease from both fourth quarter 2009 and first quarter 2009 is primarily attributable to shares repurchased after first quarter 2009.

•
Total stock options and restricted stock (“equity units”) outstanding at March 31, 2010 were 6.5 million, of which 5.9 million were stock options and 600,000 were restricted stock. Equity units decreased 1.1 million units or 14.5% from December 31, 2009 and decreased 1.8 million units or 21.7% from March 31, 2009. The decrease in equity units in first quarter 2010 is attributable to the vesting of 700,000 restricted shares in January 2010 (in connection with the vesting, the Company retained 300,000 vested shares in settlement of employee tax-withholding obligations) and the exercise or expiration of 800,000 stock options, partially offset by a new restricted stock grant (with performance features) of 400,000 shares that are expected to vest over a three to five year period.

FOR IMMEDIATE RELEASE – April 21, 2010	Page 4

Cash dividend declaration:

•
DST announced on March 4, 2010 the declaration of its first cash dividend since going public in 1995 and paid a $0.30 per share dividend on April 8, 2010 to shareholders of record as of the close of business on March 17, 2010.

Use of Non-GAAP Financial Information

In addition to reporting operating income, pretax income, net income and earnings per share on a GAAP basis, DST has also made certain non-GAAP adjustments which are described in the attached schedule titled “Description of Non-GAAP Adjustments” and are reconciled to the corresponding GAAP measures in the attached financial schedules titled “Reconciliation of Reported Results to Income Adjusted for Certain Non-GAAP Items” that accompany this earnings release. In making these non-GAAP adjustments, the Company takes into account the impact of items that are not necessarily ongoing in nature, that do not have a high level of predictability associated with them or that are non-operational in nature. Generally, these items include net gains on dispositions of business units, net gains (losses) associated with securities and other investments, restructuring and impairment costs and other similar items. Management believes the exclusion of these items provides a useful basis for evaluating underlying business unit performance, but should not be considered in isolation and is not in accordance with, or a substitute for, evaluating business unit performance utilizing GAAP financial information. Management uses non-GAAP measures in its budgeting and forecasting processes and to further analyze its financial trends and “operational run-rate,” as well as making financial comparisons to prior periods presented on a similar basis. The Company believes that providing such adjusted results allows investors and other users of DST’s financial statements to better understand DST’s recurring comparative operating performance for the periods presented.

DST’s management uses each of these non-GAAP financial measures in its own evaluation of the Company’s performance, particularly when comparing performance to past periods. DST’s non-GAAP measures may differ from similar measures by other companies, even if similar terms are used to identify such measures. Although DST’s management believes non-GAAP measures are useful in evaluating the performance of its business, DST acknowledges that items excluded from such measures may have a material impact on the Company’s income from operations, pretax income, net income and earnings per share calculated in accordance with GAAP. Therefore, management typically uses non-GAAP measures in conjunction with GAAP results. Investors and users of our financial information should also consider the above factors when evaluating DST’s results.

Use of EBITDA

DST defines EBITDA as earnings from operations before interest expense, income taxes, depreciation and amortization. This supplemental non-GAAP liquidity measure is provided in addition to, but not as a substitute for, cash flow from operations. As a measure of liquidity, the Company believes EBITDA is useful as an indicator of its ability to meet working capital requirements. EBITDA, as calculated by the Company, may not be consistent with computation of EBITDA by other companies. Historically the Company has analyzed Output Solutions income from operations and operating margin. The Company believes a more useful measure of Output Solutions’ contribution to DST’s results is to focus on cash flow. DST management believes EBITDA is an appropriate measure of cash flow for Output Solutions and will be a primary measurement the Company intends to review going forward.

FOR IMMEDIATE RELEASE – April 21, 2010	Page 5

Detailed Review of Financial Results

The following discussion of financial results takes into account the non-GAAP adjustments described in the section entitled “Use of Non-GAAP Financial Information” and detailed in the attached schedule titled “Description of Non-GAAP Adjustments.”

Segment Results

Financial Services Segment

Operating revenues for the Financial Services segment excluding out-of-pocket reimbursements (“OOP”) for first quarter 2010 increased $15.7 million or 5.9% to $283.4 million as compared to first quarter 2009. Absent $26.0 million of net incremental operating revenues resulting from the consolidation of Argus, Financial Services operating revenues decreased $10.3 million or 3.9% during first quarter 2010 as compared to the same period in 2009. On this basis, the decrease in Financial Services operating revenues is attributable to lower volumes of DST Health Solutions professional services revenues, lower mutual fund shareowner processing service revenues and lower license fee revenues, partially offset by higher DST Global Solutions revenues primarily related to foreign currency exchange effects between the U.S. Dollar and other currencies.

The decrease in DST Health Solutions professional services is attributable to lower client demand for professional services, the expiration of a client processing agreement in July 2009 and from the timing of certain client consulting projects. The net decrease in mutual fund shareowner processing service revenues resulted from lower full-service processing revenues, including the loss of a full-service mutual fund client which occurred during second quarter 2009. These operating revenue decreases were partially offset by increased revenues at DST Global Solutions primarily related to changes in foreign currency exchange rates which increased operating revenues by approximately $5.7 million.

Financial Services segment software license fee revenues are derived principally from DST Global Solutions (investment management), DST Health Solutions (medical claims processing) and AWD (business process management - BPM). Operating revenues include approximately $9.9 million of software license fee revenues for first quarter 2010, a decrease of $800,000 or 7.5% over the same period in 2009. The decrease is primarily due to lower AWD software license fee revenues. While license fee revenues are not a significant percentage of DST’s total operations, they can significantly impact earnings in the period in which they are recognized. Revenues and operating results from individual license sales depend heavily on the timing, size and nature of the contract.

Costs and expenses for first quarter 2010 were $213.4 million, an increase of $12.1 million or 6.0% from the same period in 2009. Reimbursable operating costs were $12.8 million and $17.1 million during first quarter 2010 and 2009, respectively. Costs and expenses resulting from the consolidation of Argus were approximately $27.6 million. Excluding reimbursable operating costs and Argus costs and expenses during first quarter 2010, costs and expenses decreased $11.2 million or 6.1% during first quarter 2010 to $173.0 million. In addition, an increase in deferred compensation costs of $4.5 million was recorded in first quarter 2010, the effect of which is offset in other income. On this basis, the decrease in costs and expenses is primarily attributable to lower compensation and benefit related costs from lower staffing levels, partially offset by higher costs from foreign currency exchange effects between the U.S. Dollar and other currencies of approximately $4.8 million.

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Depreciation and amortization expense for first quarter 2010 was $18.7 million, an increase of $1.2 million as compared to first quarter 2009. Depreciation and amortization expense for Argus was $1.7 million. Depreciation and amortization expense associated with foreign currency exchange effects between the U.S. Dollar and other currencies increased by approximately $300,000. These increases were partially offset by lower depreciation from certain assets becoming fully depreciated and from the Company’s use of accelerated depreciation methods.

Financial Services segment income from operations for first quarter 2010 totaled $64.1 million as compared to $66.0 million in first quarter 2009, a decrease of $1.9 million or 2.9%. Excluding the impact of the $4.5 million increase in deferred compensation costs described above, income from operations increased $2.6 million. Operating margin for first quarter 2010 was 22.6% as compared to 24.7% for first quarter 2009. Excluding the effect of the deferred compensation costs described above, operating margin would have been 23.6% for first quarter 2010 as compared to 24.0% for first quarter 2009. The primary factor for the decline in operating margin was the consolidation of Argus.

Financial Services Segment Account Statistics:

The following table summarizes mutual fund shareowner accounts serviced (in millions):

	March 31,	December 31,	March 31,
	2010	2009	2009

Registered accounts:
Non tax-advantaged	60.4	63.6	62.8
Tax-advantaged	46.6	46.3	45.9
	107.0	109.9	108.7

Subaccounts	15.1	11.2	8.7
Total	122.1	121.1	117.4

Registered accounts serviced decreased 2.9 million accounts or 2.6% from the comparable amount at December 31, 2009. 3.4 million accounts converted to DST’s subaccounting platform and 600,000 accounts converted to non-DST subaccounting platforms. Net increases in existing client accounts totaled 1.0 million and new client conversions were 100,000 accounts. Tax-advantaged accounts were 46.6 million at March 31, 2010, an increase of 300,000 accounts or 0.6% as compared to December 31, 2009. Tax-advantaged accounts represent 43.6% of total registered accounts serviced at March 31, 2010 as compared to 42.2% at March 31, 2009. For the period April 1 through April 15, 2010, total mutual fund shareowner accounts serviced increased approximately 700,000 accounts of which 100,000 accounts were tax-advantaged. Net client conversion related activities represented 400,000 of the account increase and growth in existing client accounts was 300,000.

Subaccounts serviced were 15.1 million at March 31, 2010, an increase of 3.9 million subaccounts or 34.8% as compared to December 31, 2009. Conversions of 3.4 million registered accounts from TA2000, net increases in existing client subaccounts of 300,000, and new client conversions of 200,000 subaccounts comprise the increase.

The Company had previously announced client commitments of approximately 500,000 registered accounts that are expected to be converted in mid 2010 and the intention of an existing client to convert

FOR IMMEDIATE RELEASE – April 21, 2010	Page 7

1.0 million registered accounts to TA2000 during mid 2010. The Company also expects 8.9 million registered accounts will convert to subaccounting platforms during the remainder of 2010 of which 800,000 accounts will convert to TA2000 Subaccounting.

The Company’s subaccounting clients have indicated they plan to convert a total of 1.9 million new subaccounts to TA2000 Subaccounting from non-DST platforms during 2010. As previously announced, two existing subaccounting clients of the Company have announced their intention to terminate their processing agreement with DST and convert approximately 5.7 million subaccounts to non-DST subaccounting platforms, of which 5.1 million will occur in 2010 and 600,000 will occur in 2011.

The following table (in millions) presents mutual fund shareowner accounts at March 31, 2010 and summarizes the remainder of 2010 conversion activities described above (and without taking into account any other changes in accounts serviced during 2010) to arrive at an estimated total accounts at December 31, 2010.

	Registered		Total
	Accounts	Subaccounts	Accounts

Balance at March 31, 2010	107.0	15.1	122.1

New client conversions	1.5	1.9	3.4
Transfers to DST Subaccounting	(0.8)	0.8
Conversions to non-DST platforms	(8.1)	(5.1)	(13.2)

Estimated balance at December 31, 2010	99.6	12.7	112.3

The actual number of accounts estimated to convert to and from various DST platforms, as well as the timing of those events, is dependent upon a number of factors. Actual results could differ from the Company’s estimates.

Defined contribution (“DC”) participants were 4.3 million at March 31, 2010, an increase of 100,000 participants or 2.4% from December 31, 2009 and an increase of 500,000 participants or 13.2% from March 31, 2009. The increase in participants from fourth quarter 2009 is primarily from increases in participants of existing clients and the increase from first quarter 2009 is primarily from conversions of new participants. As previously reported, the Company has new client commitments for approximately 500,000 new participants which are expected to convert in fourth quarter 2010.

Pharmacy claims paid by Argus during first quarter 2010 were 94.9 million, a decrease of 2.0 million claims or 2.1% as compared to fourth quarter 2009 and a decrease of 100,000 or 0.1% from first quarter 2009.

DST Health Solutions covered lives were 22.9 million at March 31, 2010, a decrease of 600,000 covered lives or 2.6% as compared to both December 31, 2009 and March 31, 2009.

Active AWD workstations during first quarter 2010 were 194,800, an increase of 1,300 workstations or 0.7% as compared to fourth quarter 2009 and essentially unchanged as compared to first quarter 2009.

FOR IMMEDIATE RELEASE – April 21, 2010	Page 8

Output Solutions Segment

Output Solutions segment operating revenues (excluding OOP reimbursements) for first quarter 2010 were $127.4 million, an increase of $400,000 or 0.3% as compared to first quarter 2009 resulting from foreign currency exchange effects of approximately $2.5 million between the U.S. Dollar and both the Canadian Dollar and British Pound, partially offset by lower revenue per unit (packages and images) during first quarter 2010 as compared to 2009. The decrease in revenue per unit is attributable to higher relative volumes from clients with lower unit pricing. Out-of-pocket reimbursements decreased $2.3 million or 1.6% in first quarter 2010 to $145.9 million.

Items mailed during first quarter 2010 were 610.2 million, an increase of 4.9% as compared to the same period in 2009. Images produced during first quarter 2010 were 3.4 billion, an increase of 6.3% as compared to first quarter 2009. The increase in items mailed and images produced is primarily due to new client volumes.

Costs and expenses for first quarter 2010 were $248.6 million, a decrease of $10.5 million or 4.1% from the same period in 2009. Excluding reimbursable operating costs of $145.9 million in first quarter 2010 and $148.2 million in first quarter 2009, costs and expenses decreased $8.2 million or 7.4% to $102.7 million. Lower material and leased equipment costs from the continued implementation of digital print technologies and lower compensation and benefit related costs from reduced staffing levels were partially offset by higher costs related to the effect of foreign currency exchange rates of approximately $1.6 million.

Depreciation and amortization increased $900,000 as compared to first quarter 2009 attributable to increased depreciation from additional equipment to support new client requirements and from foreign currency exchange effects of approximately $200,000, partially offset by the Company’s use of accelerated depreciation methods.

Output Solutions segment income from operations for first quarter 2010 totaled $14.9 million, an increase of $7.7 million or 106.9% as compared to first quarter 2009, primarily from lower operating costs. Operating margin for first quarter 2010 was 11.7% as compared to 5.7% for first quarter 2009.

For the quarter, Output Solutions EBITDA was $24.7 million, an increase over 2009 of $8.6 million or 53.4%. EBITDA operating margin was 19.4% in first quarter 2010 as compared to 12.7% for first quarter 2009, an increase of 6.7% primarily attributable to lower operating costs.

Investments and Other Segment

Investments and Other segment operating revenues, primarily rental income, were $14.7 million for first quarter 2010, a decrease of $500,000 from first quarter 2009 primarily due to lower rental activities. Income from operations for first quarter 2010 was $3.0 million, a decrease of $100,000 from first quarter 2009.

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Other Financial Results

Equity in earnings (losses) of unconsolidated affiliates

The following table summarizes the Company’s equity in earnings (losses) of unconsolidated affiliates (in millions):

	Three Months Ended
	March 31,
	2010	2009
BFDS	$3.6	$3.7
IFDS	4.7	2.4
Argus		(1.5)
Other		1.1
	$8.3	$5.7

DST’s equity in BFDS earnings for first quarter 2010 decreased $100,000 as compared to first quarter 2009 primarily from lower revenues and higher bank fees, which were partially offset by lower shareowner servicing costs and lower occupancy costs from vacating a facility. BFDS derives investment earnings related to cash balances maintained on behalf of customers. Average daily balances invested by BFDS were $980 million during first quarter 2010 compared to $840 million during first quarter 2009 from higher levels of transaction activity. Average interest rates earned on the balances declined from 0.23% in first quarter 2009 to 0.13% in first quarter 2010. The aggregate effect of these fluctuations resulted in an approximate $150,000 decline in interest earnings by BFDS.

DST’s equity in IFDS earnings for first quarter 2010 increased $2.3 million as compared to first quarter 2009. The increase in equity in earnings resulted primarily from higher levels of shareowner accounts serviced at IFDS U.K. from both new and existing clients. Shareowner accounts serviced by IFDS U.K. were 6.7 million at March 31, 2010, an increase of 100,000 accounts from December 31, 2009 and an increase of 700,000 accounts from March 31, 2009. Shareowner accounts serviced by IFDS Canada were 10.5 million at March 31, 2010, an increase of 300,000 accounts from December 31, 2009 and a decrease of 100,000 accounts from March 31, 2009.

As previously announced, DST acquired the remaining 50% equity interest in Argus on March 31, 2009 and no longer records equity in earnings of Argus.

Other income, net

Other income, net during first quarter 2010 increased $6.9 million over first quarter 2009 to $8.5 million. The increase in other income is attributable to increased unrealized appreciation on trading securities (the effect of which is offset as increased deferred compensation costs included in costs and expenses in the Financial Services Segment) and the absence of accounts receivable securitization program costs which are now recorded in interest expense.

Interest expense

Interest expense was $9.9 million for first quarter 2010, a decrease of $700,000 from first quarter 2009, primarily from lower average debt balances and lower average interest rates, partially offset by the recording of accounts receivable securitization program costs as interest expense beginning January 1, 2010.

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Income taxes

The Company’s tax rate was 38.2% for first quarter 2010, a decrease of 3.3% from first quarter 2009. The decrease in the Company’s income tax rate over 2009 is attributable to lower levels of international operating losses requiring valuation allowances during 2010 and higher utilization of foreign tax credits in 2010. Excluding the effects of discrete period items, the Company expects its tax rate to be 36.6% for the remainder of 2010, but this rate will likely vary on a quarterly basis between 36.0% and 37.5% depending on the timing of estimated 2010 sources of taxable income (e.g. domestic consolidated, international, and/or joint venture).

Accounting Standards

Earnings Per Share Proposed Accounting Standard

In August 2008, the FASB issued a revised exposure draft, that would amend current earnings per share accounting guidance to clarify guidance for mandatorily convertible instruments, the treasury stock method, contingently issuable shares, and contracts that may be settled in cash or shares. The final statement has yet to be issued. In April 2009, the FASB decided to pause the earnings per share project. DST is currently evaluating the impact of this proposed accounting standard and currently believes that this proposed amendment would impact the way the Company treats the incremental shares to be issued from the assumed conversion of the convertible debentures in calculating diluted earnings per share. The proposed amendment would require the use of the “if-converted” method from the date of issuance of the convertible debentures. The proposed amendment would remove the ability of a company to support the presumption that the convertible securities will be satisfied in cash and not converted into shares of common stock. Under this “if converted” method, GAAP diluted earnings per share would have been $1.33 and $1.21 (versus GAAP reported earnings of $1.58 and $1.47) for the three months ended March 31, 2010 and 2009, respectively. The above information presents only the effect on diluted earnings per share of the “if converted” method included in the exposure draft, but does not include any other computational changes (e.g., treasury stock method considerations) discussed in the exposure draft. DST is continuing to monitor the FASB’s progress towards finalizing this proposed accounting standard.

The proposed change in accounting principles would affect the calculation of diluted earnings per share during the period the debentures are outstanding, but would not affect DST’s ability to ultimately settle the convertible debentures in cash, shares or any combination thereof.

* * * * *
The information and comments in this press release may include forward-looking statements respecting DST and its businesses. Such information and comments are based on DST’s views as of today, and actual actions or results could differ. There could be a number of factors, risks, uncertainties or contingencies that could affect future actions or results, including but not limited to those set forth in DST’s periodic reports (Form 10-K or 10-Q) filed from time to time with the Securities and Exchange Commission.  All such factors should be considered in evaluating any forward-looking statements.  The Company undertakes no obligation to update any forward-looking statements in this press release to reflect future events.

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DST SYSTEMS, INC.
CONDENSED CONSOLIDATED STATEMENT OF INCOME
(In millions, except per share amounts)
(Unaudited)

	Three Months Ended
	March 31,
	2010	2009

Operating revenues	$409.4	$395.6
Out-of-pocket reimbursements	157.3	165.3

Total revenues	566.7	560.9

Costs and expenses	468.1	458.2
Depreciation and amortization	30.3	28.3

Income from operations	68.3	74.4

Interest expense	(9.9)	(10.6)
Other income, net	54.4	16.2
Equity in earnings of unconsolidated affiliates	8.3	5.7

Income before income taxes	121.1	85.7
Income taxes	44.2	12.5

Net income	$76.9	$73.2

Average common shares outstanding	48.3	49.7
Average diluted shares outstanding	48.7	49.9

Basic earnings per share	$1.59	$1.47
Diluted earnings per share	$1.58	$1.47

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DST SYSTEMS, INC.
STATEMENT OF REVENUES BY SEGMENT
(In millions)
(Unaudited)

	Three Months Ended
	March 31,
	2010	2009
Revenues
Financial Services
Operating	$283.4	$267.7
OOP reimbursements	12.8	17.1
	$296.2	$284.8

Output Solutions
Operating	$127.4	$127.0
OOP reimbursements	145.9	148.2
	$273.3	$275.2

Investments and Other
Operating	$14.7	$15.2
OOP reimbursements	0.1	0.1
	$14.8	$15.3

Eliminations
Operating	$(16.1)	$(14.3)
OOP reimbursements	(1.5)	(0.1)
	$(17.6)	$(14.4)

Total Revenues
Operating	$409.4	$395.6
OOP reimbursements	157.3	165.3
	$566.7	$560.9

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DST SYSTEMS, INC.
STATEMENT OF INCOME FROM OPERATIONS BY SEGMENT
(In millions)
(Unaudited)

	Three Months Ended
	March 31,
	2010	2009
Income from operations
Financial Services	$55.0	$66.0
Output Solutions	12.2	7.2
Investments and Other	3.0	3.1
Elimination Adjustments	(1.9)	(1.9)
	$68.3	$74.4

DST SYSTEMS, INC.
OTHER SELECTED FINANCIAL INFORMATION
(In millions)
(Unaudited)

	March 31,		December 31,
Selected Balance Sheet Information	2010		2009

Cash and cash equivalents	$124		$106
Debt	1,326	*	1,222

* Includes $125.0 million from the accounts receivable securitization program

	Three Months Ended March 31,
Capital Expenditures, by Segment	2010	2009

Financial Services	$11	$8
Output Solutions	2	13
Investments and Other	3	1

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DST Systems, Inc.
Description of Non-GAAP Adjustments

In addition to reporting operating income, pretax income, net income and earnings per share on a GAAP basis, DST has also made certain non-GAAP adjustments that are described below and are reconciled to the corresponding GAAP measures in the attached financial schedules titled “Reconciliation of Reported Results to Income Adjusted for Certain Non-GAAP Items” that accompany this earnings release.  DST’s use of non-GAAP adjustments is further described in the section entitled “Use of Non-GAAP Financial Information.”

The following items, which occurred during the quarter ended March 31, 2010, have been treated as non-GAAP adjustments:

•
Termination benefit expenses of $11.8 million associated with reductions in workforce in the Financial Services Segment ($9.1 million) and the Output Solutions Segment ($2.7 million), which are included in costs and expenses.  The aggregate income tax benefit associated with these costs was approximately $4.6 million.

•
Other net gains, in the amount of $38.2 million, associated with realized and unrealized gains (losses) related to securities and other investments, which are included in other income, net.  The income tax expense associated with these gains was approximately $14.8 million.  The $38.2 million of net gains on securities and other investments for first quarter 2010 is comprised of net realized gains from sales of available-for-sale securities of $37.5 million and net gains on private equity funds and other investments of $800,000, partially offset by other than temporary impairments on available-for-sale securities of $100,000.

•	Dividend from a private equity investment of $8.3 million, which is included in other income, net. The income tax expense associated with this dividend was approximately $1.0 million.

•	Loss, in the amount of $600,000, associated with the repurchase and extinguishment of senior convertible debentures. The income tax benefit associated with this loss was approximately $200,000.

The following items, which occurred during the quarter ended March 31, 2009, have been treated as a non-GAAP adjustment:

•
Gain on equity interest in Argus, in the amount of $41.7 million, included in other income, net associated with DST’s purchase of the remaining 50% interest of Argus on March 31, 2009 for $57.0 million in cash.  As required by generally accepted accounting principles, the Company adopted the new business combinations accounting guidance on January 1, 2009.  In accordance with the guidance, the acquisition of the remaining 50% of Argus was treated as a step acquisition.  Accordingly, DST remeasured its previously held equity interest in Argus to fair value and recorded a $41.7 million gain.  In addition, the Company recorded an income tax benefit associated with this transaction of approximately $900,000 related to the elimination of deferred tax liabilities previously established for equity in earnings of Argus.  In accordance with authoritative income tax accounting guidance, no income taxes were recorded on the $41.7 million gain on equity interest in Argus.

FOR IMMEDIATE RELEASE – April 21, 2010	Page 15

•
Other net losses, in the amount of $30.8 million, associated with realized and unrealized gains (losses) related to securities and other investments, which are included in other income, net.  The income tax benefit associated with these losses was approximately $11.8 million.  The $30.8 million of net losses on securities and other investments for first quarter 2009 is comprised of net realized losses from sales of available-for-sale securities of $800,000, other than temporary impairments on available-for-sale securities of $25.6 million and net unrealized losses on private equity funds and other investments of $4.4 million.

•
Gains in the amount of $3.7 million, associated with the repurchase and extinguishment of senior convertible debentures, which is included in other income, net.  The income tax expense associate with these gains was approximately $1.4 million.

•
An income tax benefit of approximately $5.7 million resulting from a reduction in income tax related liabilities principally associated with the completion of an IRS examination in February 2009 for the tax years ended December 31, 2002 through 2005.

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DST SYSTEMS, INC.
RECONCILIATION OF REPORTED RESULTS TO INCOME ADJUSTED FOR CERTAIN NON-GAAP ITEMS
Three Months Ended March 31,
(Unaudited - in millions, except per share amounts)

	2010
	Operating	Pretax	Net	Diluted
	Income	Income	Income	EPS

Reported GAAP income	$68.3	$121.1	$76.9	$1.58

Adjusted to remove:
Included in operating income:

Termination benefit expenses - Financial Services	9.1	9.1	5.6	0.12
Termination benefit expenses - Output Solutions	2.7	2.7	1.6	0.03

Included in non-operating income:

Net gains on securities and other investments		(38.2)	(23.4)	(0.48)
Dividend from a private equity investment		(8.3)	(7.3)	(0.15)
Loss on extinguishment of senior convertible debentures		0.6	0.4	0.01

Adjusted Non-GAAP income	$80.1	$87.0	$53.8	$1.11

	2009
	Operating	Pretax	Net	Diluted
	Income	Income	Income	EPS

Reported GAAP income	$74.4	$85.7	$73.2	$1.47

Adjusted to remove:
Included in non-operating income:

Gain on equity interest in Argus Health Systems		(41.7)	(42.6)	(0.85)
Net losses on securities and other investments		30.8	19.0	0.38
Gain on extinguishment of senior convertible debentures		(3.7)	(2.3)	(0.05)
Reduction in income tax related liabilities			(5.7)	(0.12)

Adjusted Non-GAAP income	$74.4	$71.1	$41.6	$0.83

Note: See the Description of Non-GAAP Adjustments section for a description of each of the above adjustments and see the Use of Non-GAAP Financial Information section for management's reasons for providing non-GAAP financial information.